Exhibit 4.5

BENITEC BIOPHARMA INC.

and

COMPUTERSHARE TRUST COMPANY, N.A., as

Warrant Agent

Warrant Agency Agreement

Dated as of                      , 2022

WARRANT AGENCY AGREEMENT

WARRANT AGENCY AGREEMENT, dated as of             , 2022 (“Agreement”), between Benitec Biopharma Inc., a corporation organized under the laws of the State of Delaware (the “Company”), and Computershare Trust Company, N.A. (the “Warrant Agent”).

W I T N E S S E T H

WHEREAS, pursuant to a registered offering by the Company of up to             shares of the Company’s common stock, par value $0.0001 per share (the “Common Stock”) (or up to             pre-funded warrants (the “Pre-Funded Warrants”) to purchase             shares of Common Stock for any purchaser who, as a result of purchasing securities in this Offering, would, together with its affiliates and other related parties, beneficially own more than 4.99% or 9.99% of our outstanding Common Stock), up to ___ Series 1 warrants (the “Series 1 Warrants”) to purchase             shares of Common Stock (the “Series 1 Warrant Shares”) and             Series             2 warrants (the “Series 2 Warrants”, collectively, with the Series 1 Warrants, the “Warrants”) to purchase             shares of Common Stock (the “Series 2 Warrant Shares”, collectively, with the Series 1 Warrant Shares, the “Warrant Shares”) at a price of $     per share and Warrant (or     % of the price of each share of common stock sold in the Offering); and

WHEREAS, the Company granted an over-allotment option to purchase up to % of the aggregate number of shares of Common Stock and/or Warrants sold (the “Over-Allotment Option”) to the Underwriters; and

WHEREAS, upon the terms and subject to the conditions hereinafter set forth and pursuant to an effective registration statement on Form S-1, as amended (File No. 333-266417) (the “Registration Statement”), and the terms and conditions of the Warrant Certificate, the Company wishes to issue the Warrants in book entry form entitling the respective holders of the Warrants (the “Holders,” which term shall include a Holder’s transferees, successors and assigns and “Holder” shall include, if the Warrants are held in “street name,” a Participant (as defined below) or a designee appointed by such Participant); and

WHEREAS, the shares of Common Stock (or Pre-Funded Warrants) and Warrants to be issued in connection with the Offering shall be issued separately, but will be purchased together in the Offering; and

WHEREAS, the Company wishes the Warrant Agent to act on behalf of the Company, and the Warrant Agent is willing so to act, in connection with the issuance, registration, transfer, exchange, exercise and replacement of the Warrants and, in the Warrant Agent’s capacity as the Company’s transfer agent, the delivery of the Warrant Shares.

NOW, THEREFORE, in consideration of the premises and the mutual agreements herein set forth, the parties hereby agree as follows:

Section 1. Certain Definitions. For purposes of this Agreement, all capitalized terms not herein defined shall have the meanings hereby indicated:

(a) “Affiliate” has the meaning ascribed to it in Rule 12b-2 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

(b) “Business Day” means any day except any Saturday, any Sunday, any day which is a federal legal holiday in the United States or any day on which the Nasdaq Stock Market is authorized or required by law or other governmental action to close.

(c) “Close of Business” on any given date means 5:00 p.m., New York City time, on such date; provided, however, that if such date is not a Business Day it means 5:00 p.m., New York City time, on the next succeeding Business Day.

(d) “Person” means an individual, corporation, association, partnership, limited liability company, joint venture, trust, unincorporated organization, government or political subdivision thereof or governmental agency or other entity.

(e) “Warrant Certificate” means a certificate in substantially the form attached as Exhibit 1 or Exhibit 2 hereto, as applicable, representing such number of Warrant Shares as is indicated therein, provided that any reference to the delivery of a Warrant Certificate in this Agreement shall include delivery of a Definitive Certificate or a Global Warrant (each as defined below).

All other capitalized terms used but not otherwise defined herein shall have the meaning ascribed to such terms in the Warrant Certificate.

Section 2. Appointment of Warrant Agent. The Company hereby appoints the Warrant Agent to act as agent for the Company in accordance with the express terms and conditions hereof, and the Warrant Agent hereby accepts such appointment.

Section 3. Global Warrants.

(a) The Warrants shall be registered securities and shall be evidenced by a Series 1 global warrant with respect to the Series 1 Warrants (the “Series 1 Global Warrant”) and by a Series 2 global warrant (the “Series 2 Global Warrant,” and together with the Series 1 Global Warrant, the “Global Warrant”), in the form of the Warrant Certificates, which shall be deposited with the Warrant Agent and registered in the name of Cede & Co., a nominee of The Depository Trust Company (the “Depositary”), or as otherwise directed by the Depositary. Ownership of beneficial interests in the Warrants shall be shown on, and the transfer of such ownership shall be effected through, records maintained by (i) the Depositary or its nominee for each Global Warrant or (ii) institutions that have accounts with the Depositary (such institution, with respect to a Warrant in its account, a “Participant”).

(b) If the Depositary subsequently ceases to make its book-entry settlement system available for the Warrants, the Company may instruct the Warrant Agent regarding other arrangements for book-entry settlement. In the event that the Warrants are not eligible for, or it is no longer necessary to have the Warrants available in, book-entry form, the Warrant Agent shall provide written instructions to the Depositary to deliver to the Warrant Agent for cancellation each Global Warrant, and the Company shall instruct the Warrant Agent to deliver to each Holder a Warrant Certificate.

(c) A Holder has the right to elect at any time or from time to time a Warrant Exchange (as defined below) pursuant to a Warrant Certificate Request Notice (as defined below). Upon written notice by a Holder to the Company and the Warrant Agent for the exchange of some or all of such Holder’s Global Warrants for a separate certificate in the form attached hereto as Exhibit 1, with respect to a Holder of Series 1 Warrants, or Exhibit 2, with respect to a Holder of Series 2 Warrants, as applicable (such separate certificate, a “Definitive Certificate”) evidencing the same number of Warrants, which request shall be in the form attached hereto as Exhibit 3 (a “Warrant Certificate Request Notice” and the date of delivery of such Warrant Certificate Request Notice by the Holder, the “Warrant Certificate Request Notice Date” and the surrender by the Holder to the Warrant Agent of a number of Global Warrants for the same number of the same series of Warrants evidenced by a Warrant Certificate, a “Warrant Exchange”), the Company and the Warrant Agent shall promptly effect the Warrant Exchange and the Warrant Agent shall promptly issue and deliver to the Holder a Definitive Certificate for such number of the same series of Warrants in the name set forth in the Warrant Certificate Request Notice. Such Definitive Certificate shall be dated the original issue date of the Warrants, shall be manually executed by an authorized signatory of the Company, shall be in the form attached hereto as Exhibit 1 or Exhibit 2, as applicable. In connection with a Warrant Exchange, the Company agrees to cause to be delivered the Definitive Certificate to the Holder within ten (10) Business Days of the Warrant Certificate Request Notice pursuant to the delivery instructions in the Warrant Certificate Request Notice (“Warrant Certificate Delivery Date”). If the Company fails for any reason to deliver to the Holder the Definitive Certificate subject to the Warrant Certificate Request Notice by the Warrant Certificate Delivery Date, the Company shall pay to the Holder, in cash, as liquidated damages and not as a penalty, for each $1,000 of Warrant Shares evidenced by such Definitive Certificate (based on the VWAP (as defined in the Warrants) of the Common Stock on the Warrant Certificate Request Notice Date), $10 per Business Day for each Business Day after such Warrant Certificate Delivery Date until such Definitive Certificate is delivered or, prior to delivery of such Warrant Certificate, the Holder rescinds such Warrant Exchange. In no event will the Warrant Agent be liable for any such liquidated damages. The Company covenants and agrees that, upon the date of delivery of the Warrant Certificate Request Notice, the Holder shall be deemed to be the holder of the Definitive Certificate and, notwithstanding anything to the contrary set forth herein, the Definitive Certificate shall be deemed for all purposes to contain all of the terms and conditions of the Warrants evidenced by such Warrant Certificate and the terms of this Agreement, other than Sections 3(c), 3(d) and 9 herein, shall not apply to the Warrants evidenced by the Definitive Certificate. Notwithstanding anything to the contrary contained in this Agreement, in the event of inconsistency between any provision in this Agreement and any provision in a Definitive Certificate, as it may from time to time be amended, the terms of such Definitive Certificate shall control; provided, that, all rights, duties, obligations and immunities of the Warrant Agent, as they relate to the Company, including any such rights, duties, obligations and immunities contained in Sections 3(c), 3(d) and 9 hereof shall be governed by this Warrant Agreement.

(d) A Holder of a Definitive Certificate (pursuant to a Warrant Exchange or otherwise) has the right to elect at any time or from time to time a Global Warrants Exchange (as defined below) pursuant to a Global Warrants Request Notice (as defined below). Upon written notice by a Holder to the Company for the exchange of some or all of such Holder’s Warrants evidenced by a Definitive Certificate for a beneficial interest in Global Warrants held in book-entry form through the Depositary evidencing the same number of Warrants, which request shall be in the form attached hereto as Exhibit 4 (a “Global Warrants Request Notice” and the date of delivery of such Global Warrants Request Notice by the Holder, the “Global Warrants Request Notice Date” and the surrender upon delivery by the Holder of the Warrants evidenced by Definitive Certificates for the same number of the same series of Warrants evidenced by a beneficial interest in Global Warrants held in book-entry form through the Depositary, a “Global Warrants Exchange”), the Company shall promptly effect the Global Warrants Exchange and shall promptly direct the Warrant Agent in writing to issue and deliver to the Holder Global Warrants for such number of the same series of Warrants in the Global Warrants Request Notice, which beneficial interest in such Global Warrants shall be delivered by the Depositary’s Deposit or Withdrawal at Custodian system to the Holder pursuant to the instructions in the Global Warrants Request Notice. In connection with a Global Warrants Exchange, the Company shall direct the Warrant Agent to deliver the beneficial interest in such Global Warrants to the Holder within ten (10) Business Days of the Global Warrants Request Notice pursuant to the delivery instructions in the Global Warrant Request Notice (“Global Warrants Delivery Date”). If the Company fails for any reason to deliver to the Holder Global Warrants subject to the Global Warrants Request Notice by the Global Warrants Delivery Date, the Company shall pay to the Holder, in cash, as liquidated damages and not as a penalty, for each $1,000 of Warrant Shares evidenced by such Global Warrants (based on the VWAP (as defined in the Warrants) of the Common Stock on the Global Warrants Request Notice Date), $10 per Business Day (increasing to $20 per Business Day on the fifth Business Day after such liquidated damages begin to accrue) for each Business Day after such Global Warrants Delivery Date until such Global Warrants are delivered or, prior to delivery of such Global Warrants, the Holder rescinds such Global Warrants Exchange. In no event shall the Warrant Agent be liable for such liquidated damages. The Company covenants and agrees that, upon the date of delivery of the Global Warrants Request Notice, the Holder shall be deemed to be the beneficial holder of such Global Warrants.

Section 4. Form of Warrant Certificates. The Warrant Certificate, together with the form of election to purchase Common Stock (“Notice of Exercise”) and the form of assignment to be printed on the reverse thereof, shall be in the form of Exhibit 1 or Exhibit 2 hereto, as applicable.

Section 5. Countersignature and Registration. The Global Warrant shall be executed on behalf of the Company by its Chief Executive Officer, Chief Financial Officer or Vice President, by facsimile signature, and have affixed thereto the Company’s seal or a facsimile thereof which shall be attested by the Secretary or an Assistant Secretary of the Company, by facsimile signature. The Global Warrant shall be countersigned by the Warrant Agent by facsimile signature or electronic signature and shall not be valid for any purpose unless so countersigned. In case any officer of the Company who shall have signed any of the Global Warrant shall cease to be such officer of the Company before countersignature by the Warrant Agent and issuance and delivery by the Company, such Global Warrant, nevertheless, may be countersigned by the Warrant Agent, issued and delivered with the same force and effect as though the person who signed such Global Warrant had not ceased to be such officer of the Company; and any Global Warrant may be signed on behalf of the Company by any person who, at the actual date of the execution of such Global Warrant, shall be a proper officer of the Company to sign such Global Warrant, although at the date of the execution of this Warrant Agreement any such person was not such an officer.

The Warrant Agent will keep or cause to be kept, at one of its offices, or at the office of one of its agents, books for registration and transfer of the Global Warrants and the Definitive Warrants issued hereunder. Such books shall show the names and addresses of the respective Holders of the Global Warrant, the number of warrants evidenced on the face of each of such Global Warrant and the date of each of such Global Warrant. The Warrant Agent will create a special account for the issuance of Global Warrants.

Section 6. Transfer, Split Up, Combination and Exchange of Warrant Certificates; Mutilated, Destroyed, Lost or Stolen Warrant Certificates. With respect to the Global Warrants, subject to the provisions of the Warrant Certificate and the last sentence of this first paragraph of Section 6 and subject to applicable law, rules or regulations, or any “stop transfer” instructions the Company may give to the Warrant Agent, at any time after the closing date of the Offering, and at or prior to the Close of Business on the Termination Date (as such term is defined in the Warrant Certificate), any Global Warrant or Global Warrants may be transferred, split up, combined or exchanged for another Global Warrant or Global Warrants of the same series of Warrant, entitling the Holder to purchase a like number of shares of Common Stock as the Global Warrant or Global Warrants surrendered then entitled such Holder to purchase. Any Holder desiring to transfer, split up, combine or exchange any Global Warrant shall make such request in writing delivered to the Warrant Agent accompanied by a guaranty of signature by an “eligible guarantor institution” that is a member or participant in the Securities Transfer Agents Medallion Program or other comparable “signature guarantee program”, and shall surrender the Global Warrant to be transferred, split up, combined or exchanged at the office of the Warrant Agent designated for such purposes. Any requested transfer of Warrants, whether in book-entry form or certificate form, shall be accompanied by reasonable evidence of authority of the party making such request that may be required by the Warrant Agent. Thereupon the Warrant Agent shall, subject to the last sentence of this first paragraph of Section 6, countersign and deliver to the Person entitled thereto a Global Warrant or Global Warrants, as the case may be, as so requested. The Company may require payment from the Holder of a sum sufficient to cover any tax or governmental charge that may be imposed in connection with any transfer, split up, combination or exchange of Global Warrants. The Company shall compensate the Warrant Agent per the fee schedule mutually agreed upon by the parties hereto and provided separately on the date hereof.

Upon receipt by the Warrant Agent of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of a Warrant Certificate, which evidence shall include an affidavit of loss, or in the case of mutilated certificates, the certificate or portion thereof remaining, and, in case of loss, theft or destruction, of indemnity in form and substance satisfactory to the Warrant Agent and amount (including a surety bond), and satisfaction of any other reasonable requirements established by Section 8-405 of the Uniform Commercial Code as in effect in the State of Delaware, and reimbursement to the Company and the Warrant Agent of all reasonable expenses incidental thereto, and upon surrender to the Warrant Agent and cancellation of the Warrant Certificate if mutilated, the Company will make and deliver a new Warrant Certificate of like tenor to the Warrant Agent for delivery to the Holder in lieu of the Warrant Certificate so lost, stolen, destroyed or mutilated.

The Company shall provide an opinion of counsel as of the date hereof to set up reserve of Warrants. The opinion shall be reasonably acceptable to the Warrant Agent and shall that the Warrants and Warrant shares, as applicable are registered or are not required to be registered under the Securities Act of 1933, as amended; and validly issued, fully paid and non-assessable.

Section 7. Exercise of Warrants; Exercise Price; Termination Date.

(a) The Series 1 Warrants shall be exercisable commencing on the Initial Exercise Date. The Series 2 Warrants shall be exercisable commencing at the time (i) the Company has obtained the approval of its stockholders to amend its amended and restated certificate of incorporation (the “Certificate of Incorporation”) to increase the number of authorized shares of common stock in an amount sufficient to permit the exercise of the Series 2 Warrants, and (ii) the Company will have filed an amendment to the Certificate of Incorporation with the Secretary of State of the State of Delaware reflecting this increase (a “Capital Event”). The Warrants shall cease to be exercisable as of the close of business on the Termination Date (as such term is defined in the Warrant Certificate). Subject to the foregoing and to this Section 7, the Holder of a Warrant may exercise the Warrant in whole or in part pursuant to Section 2 of the Warrant Certificate. Payment of the Exercise Price (unless exercised via a cashless exercise), may be made, at the option of the Holder, by wire transfer or by certified or official bank check in United States dollars, to the Warrant Agent at the office of the Warrant Agent designated for such purposes or to the office of one of its agents as may be designated by the Warrant Agent from time to time. In the case of the Holder of a Global Warrant, the Holder shall deliver the executed Notice of Exercise and the payment of the Exercise Price as described herein. Notwithstanding any other provision in this Agreement, a holder whose interest in a Global Warrant is a beneficial interest in a Global Warrant held in book-entry form through the Depositary (or another established clearing corporation performing similar functions), shall effect exercises by delivering to the Depositary (or such other clearing corporation, as applicable) the appropriate instruction form for exercise, complying with the procedures to effect exercise that are required by the Depositary (or such other clearing corporation, as applicable). The Company acknowledges that the bank accounts maintained by the Warrant Agent in connection with the services provided under this Agreement will be in its name and that the Warrant Agent may receive investment earnings in connection with the investment at Warrant Agent risk and for its benefit of funds held in those accounts from time to time. Neither the Company nor the Holders will receive interest on any deposits or Exercise Price. The Company hereby acknowledges and agrees that, with respect to a holder whose interest in a Global Warrant is a beneficial interest in a Global Warrant held in book-entry form through the Depositary (or another established clearing corporation performing similar functions), upon delivery of irrevocable instructions to such holder’s Participant to exercise such warrants, that solely for purposes of Regulation SHO that such holder shall be deemed to have exercised such warrants.

(b) Upon receipt of a Notice of Exercise for a Cashless Exercise of a series of Warrant that may be exercised on a cashless basis at such time the Company will promptly calculate and transmit to the Warrant Agent in writing the number of Warrant Shares issuable in connection with such Cashless Exercise and deliver a copy of the Notice of Exercise to the Warrant Agent, which shall issue such number of Warrant Shares in connection with such Cashless Exercise. The Warrant Agent shall not have any duty or obligation to investigate, verify or confirm the accuracy the Company’s calculation with respect to such Cashless Exercise. In the event of a Cashless Exercise, the Company shall provide the cost basis for shares issued pursuant to a cashless exercise at time the number of Warrant Shares is calculated and delivered to the Warrant Agent.

(c) Upon exercise of a Warrant Certificate pursuant to the terms of Section 2 of the Warrant Certificate, the Warrant Agent shall cause the Warrant Shares underlying such Warrant Certificate or Global Warrant to be delivered to or upon the order of the Holder of such Warrant Certificate or Global Warrant, registered in such name or names as may be designated by such Holder, no later than the Warrant Share Delivery Date (as such term is defined in the Warrant Certificate). If the Company is then a participant in the DWAC system of the Depositary and either (A) there is an effective registration statement permitting the issuance of the Warrant Shares to or resale of the Warrant Shares by Holder or (B) the Warrant is being exercised via Cashless Exercise, then the certificates for Warrant Shares shall be transmitted by the Warrant Agent to the Holder by crediting the account of the Holder’s broker with the Depositary through its DWAC system. For the avoidance of doubt, if the Company becomes obligated to pay any amounts to any Holders pursuant to Section 2(d)(i) or 2(d)(iv) of the Warrant Certificate, such obligation shall be solely that of the Company and not that of the Warrant Agent. Notwithstanding anything else to the contrary in this Agreement, except in the case of a Cashless Exercise, if any Holder fails to duly deliver payment to the Warrant Agent of an amount equal to the aggregate Exercise Price of the Warrant Shares to be purchased upon exercise of such Holder’s Warrant as set forth in Section 7(a) hereof by the Warrant Share Delivery Date, the Warrant Agent will not obligated to deliver such Warrant Shares (via DWAC or otherwise) until following receipt of such payment, and the applicable Warrant Share Delivery Date shall be deemed extended by one day for each day (or part thereof) until such payment is delivered to the Warrant Agent.

(d) The Warrant Agent shall deposit all funds received by it in payment of the Exercise Price for all Warrants in the account of the Company maintained with the Warrant Agent for such purpose (or to such other account as directed by the Company in writing).

Section 8. Cancellation and Destruction of Warrant Certificates. All Warrant Certificates surrendered for the purpose of exercise, transfer, split up, combination or exchange shall, if surrendered to the Company or to any of its agents, be delivered to the Warrant Agent for cancellation or in canceled form, or, if surrendered to the Warrant Agent, shall be canceled by it, and no Warrant Certificate shall be issued in lieu thereof except as expressly permitted by any of the provisions of this Agreement. The Company shall deliver to the Warrant Agent for cancellation and retirement, and the Warrant Agent shall so cancel and retire, any other Warrant Certificate purchased or acquired by the Company otherwise than upon the exercise thereof. The Warrant Agent shall deliver all canceled Warrant Certificates to the Company, or shall, at the written request of the Company, destroy such canceled Warrant Certificates, and in such case shall deliver a certificate of destruction thereof to the Company, subject to any applicable law, rule or regulation requiring the Warrant Agent to retain such canceled certificates.

Section 9. Certain Representations; Reservation and Availability of Shares of Common Stock or Cash.

(a) This Agreement has been duly authorized, executed and delivered by the Company and, assuming due authorization, execution and delivery hereof by the Warrant Agent, constitutes a valid and legally binding obligation of the Company enforceable against the Company in accordance with its terms, and the Warrants have been duly authorized, executed and issued by the Company and, assuming due authentication thereof by the Warrant Agent pursuant hereto and payment therefor by the Holders as provided in the Registration Statement, constitute valid and legally binding obligations of the Company enforceable against the Company in accordance with their terms and entitled to the benefits hereof; in each case except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally or by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

(b) As of the date hereof, the authorized capital stock of the Company consists of forty million (40,000,000) shares of common stock, of which approximately                  shares of Common Stock are issued and outstanding as of June 30, 2022, and             shares of Common Stock are reserved for issuance upon exercise of the Warrants. Except as disclosed in the Registration Statement, there are no other outstanding obligations, warrants, options or other rights to subscribe for or purchase from the Company any class of capital stock of the Company.

(c) The Company covenants and agrees that it will cause to be reserved and kept available out of its authorized and unissued shares of Common Stock or its authorized and issued shares of Common Stock held in its treasury, free from preemptive rights, the number of shares of Common Stock that will be sufficient to permit the exercise in full of all outstanding Warrants (other than with respect to the Series 2 Warrant Shares, only following the Capital Event).

(d) The Warrant Agent will create a special account for the issuance of Common Stock upon the exercise of Series 1 Warrants in connection with the Offering, and will create a special account for the issuance of Common Stock upon the exercise of Series 2 Warrants following the Capital Event.

(e) The Company further covenants and agrees that it will pay when due and payable any and all federal and state transfer taxes and charges which may be payable in respect of the original issuance or delivery of the Warrant Certificates or certificates evidencing Common Stock upon exercise of the Warrants. The Company shall not, however, be required to pay any tax or governmental charge which may be payable in respect of any transfer involved in the transfer or delivery of Warrant Certificates or the issuance or delivery of certificates for Common Stock in a name other than that of the Holder of the Warrant Certificate evidencing Warrants surrendered for exercise or to issue or deliver any certificate for shares of Common Stock upon the exercise of any Warrants until any such tax or governmental charge shall have been paid (any such tax or governmental charge being payable by the Holder of such Warrant Certificate at the time of surrender) or until it has been established to the Company’s reasonable satisfaction that no such tax or governmental charge is due. The Warrant Agent shall have no duty to deliver such Warrants or Warrant Shares or take any other action requiring the payment of taxes or charges unless and until it is satisfied that all such taxes and charges have been paid.

Section 10. Common Stock Record Date. Each Person in whose name any certificate for shares of Common Stock is issued (or to whose broker’s account is credited shares of Common Stock through the DWAC system) upon the exercise of Warrants shall for all purposes be deemed to have become the holder of record for the Common Stock represented thereby on, and such certificate shall be dated, the date on which submission of the Notice of Exercise was made, provided that the Warrant Certificate evidencing such Warrant is duly surrendered (but only if required herein) and payment of the Exercise Price (and any applicable transfer taxes) is received on or prior to the Warrant Share Delivery Date; provided, however, that if the date of submission of the Notice of Exercise is a date upon which the Common Stock transfer books of the Company are closed, such Person shall be deemed to have become the record holder of such shares on, and such certificate shall be dated, the next succeeding day on which the Common Stock transfer books of the Company are open.

Section 11. Adjustment of Exercise Price, Number of Shares of Common Stock or Number of the Company Warrants. The Exercise Price, the number of shares covered by each Warrant and the number of Warrants outstanding are subject to adjustment from time to time as provided in Section 3 of the Warrant Certificate. In the event that at any time, as a result of an adjustment made pursuant to Section 3 of the Warrant Certificate, the Holder of any Warrant thereafter exercised shall become entitled to receive any shares of capital stock of the Company other than shares of Common Stock, thereafter the number of such other shares so receivable upon exercise of any Warrant shall be subject to adjustment from time to time in a manner and on terms as nearly equivalent as practicable to the provisions with respect to the shares contained in Section 3 of the Warrant Certificate and the provisions of Sections 7, 11 and 12 of this Agreement with respect to the shares of Common Stock shall apply on like terms to any such other shares. All Warrants originally issued by the Company subsequent to any adjustment made to the Exercise Price pursuant to the Warrant Certificate shall evidence the right to purchase, at the adjusted Exercise Price, the number of shares of Common Stock purchasable from time to time hereunder upon exercise of the Warrants, all subject to further adjustment as provided herein.

Section 12. Certification of Adjusted Exercise Price or Number of Shares of Common Stock. Whenever the Exercise Price or the number of shares of Common Stock issuable upon the exercise of each Warrant is adjusted as provided in Section 11 or 13, the Company shall (a) promptly prepare a certificate setting forth the Exercise Price of each Warrant as so adjusted, and a brief statement of the facts accounting for such adjustment, (b) promptly file with the Warrant Agent and with each transfer agent for the Common Stock a copy of such certificate and (c) instruct the Warrant Agent to send such brief summary of the facts accounting for such adjustment to each Holder of a Warrant Certificate. The Warrant Agent shall be fully protected in relying on any such certificate and on any adjustment or statement therein contained and shall have no duty or liability with respect to, and shall not be deemed to have knowledge of any such adjustment or any such event unless and until it shall have received such certificate.

Section 13. Fractional Shares of Common Stock.

(a) The Company shall not issue fractions of Warrants or distribute Warrant Certificates which evidence fractional Warrants. Whenever any fractional Warrant would otherwise be required to be issued or distributed, the actual issuance or distribution shall reflect a rounding of such fraction to the nearest whole Warrant (rounded down).

(b) The Company shall not issue fractions of shares of Common Stock upon exercise of Warrants or distribute stock certificates which evidence fractional shares of Common Stock. Whenever any fraction of a share of Common Stock would otherwise be required to be issued or distributed, the actual issuance or distribution in respect thereof shall be made in accordance with Section 2(d)(v) of the Warrant Certificate.

Section 14. Conditions of the Warrant Agent’s Obligations. The Warrant Agent accepts its obligations herein set forth upon the express terms and conditions hereof, including the following to all of which the Company agrees and to all of which the rights hereunder of the Holders from time to time of the Warrant Certificates shall be subject:

(a)

Compensation and Indemnification. The Company agrees promptly to pay the Warrant Agent the compensation set forth in a mutually agreed upon fee schedule executed on or before the date hereof for all services rendered by the Warrant Agent and on demand of the Warrant Agent to reimburse the Warrant Agent for reasonable out-of-pocket expenses (including reasonable counsel fees) and other disbursements incurred in the preparation, delivery, negotiation, amendment, administration and execution of this Agreement and the exercise and performance of its duties hereunder. The Company also agrees to indemnify the Warrant Agent for, and to hold it harmless against, any and all loss, liability, damage, judgment, fine, penalty, claim, demand, settlement, cost or expense (including, without limitation, the reasonable fees and expenses of legal counsel) that may be paid, incurred or suffered by it, or which it may become subject, without gross negligence or bad faith on the part of the Warrant Agent (which gross negligence or bad faith must be determined by a final, non-appealable judgment of a court of competent jurisdiction to have been directly caused by the Warrant Agent), for any action taken, suffered, or omitted to be taken by the Rights Agent in connection with the execution, acceptance, administration, exercise and performance of its duties under this Agreement, including the costs and expenses of defending against any claim of liability arising therefrom, directly or indirectly, or enforcing its rights hereunder. The Warrant Agent shall be under no obligation to institute or defend any action, suit, or legal proceeding in connection herewith or to take any other action likely to involve the Warrant Agent in expense, unless first indemnified to the Warrant Agent’s satisfaction. The indemnities provided by this paragraph shall survive the resignation or discharge of the Warrant Agent or the termination of this Agreement. Anything in this Agreement to the contrary notwithstanding, in no event shall the Warrant Agent be liable under or in connection with the Agreement for indirect, special, incidental, punitive or consequential losses or damages of any kind whatsoever, including but not limited to lost profits, whether or not foreseeable, even if the Warrant Agent has been advised of the possibility thereof and regardless of the form of action in which such damages are sought, and the Warrant Agent’s aggregate liability to the Company, or any of the Company’s representatives or agents, under this Section 14(a) or under any other term or provision of this Agreement, whether in contract, tort, or otherwise, is expressly limited to, and shall not exceed in any circumstances, one (1) year’s fees received by the Warrant Agent as fees and charges under this Agreement, but not including reimbursable expenses previously reimbursed to the Warrant Agent by the Company hereunder.

(b)

Agent for the Company. In acting under this Warrant Agreement and in connection with the Warrant Certificates, the Warrant Agent is acting solely as agent of the Company and does not assume any obligations or relationship of agency or trust for or with any of the Holders of Warrant Certificates or beneficial owners of Warrants.

(c)

Counsel. The Warrant Agent may consult with counsel satisfactory to it, which may include counsel for the Company, and the advice or opinion of such counsel shall be full and complete authorization and protection in respect of any action taken, suffered or omitted by it hereunder in the absence of bad faith and in accordance with the advice of such counsel.

(d)

Documents. The Warrant Agent shall be protected and shall incur no liability for or in respect of any action taken or omitted by it in reliance upon any Warrant Certificate, notice, direction, consent, certificate, affidavit, statement or other paper or document reasonably believed by it to be genuine and to have been presented or signed by the proper parties.

(e)

Certain Transactions. The Warrant Agent, and its officers, directors and employees, may become the owner of, or acquire any interest in, Warrants, with the same rights that it or they would have if it were not the Warrant Agent hereunder, and, to the extent permitted by applicable law, it or they may engage or be interested in any financial or other transaction with the Company and may act on, or as depositary, trustee or agent for, any committee or body of Holders of Warrant Securities or other obligations of the Company as freely as if it were not the Warrant Agent hereunder. Nothing in this Warrant Agreement shall be deemed to prevent the Warrant Agent from acting as trustee under any indenture to which the Company is a party.

(f)

No Liability for Interest. Unless otherwise agreed with the Company, the Warrant Agent shall have no liability for interest on any monies at any time received by it pursuant to any of the provisions of this Agreement or of the Warrant Certificates.

(g)

No Liability for Invalidity. The Warrant Agent shall have no liability with respect to any invalidity of this Agreement or the Warrant Certificates (except as to the Warrant Agent’s countersignature thereon).

(h)

No Responsibility for Representations. The Warrant Agent shall not be responsible for any of the recitals or representations herein or in the Warrant Certificate (except as to the Warrant Agent’s countersignature thereon), all of which are made solely by the Company.

(i)

No Implied Obligations. The Warrant Agent shall be obligated to perform only such duties as are herein and in the Warrant Certificates specifically set forth and no implied duties or obligations shall be read into this Agreement or the Warrant Certificates against the Warrant Agent. The Warrant Agent shall not be under any obligation to take any action hereunder which may tend to involve it in any expense or liability, the payment of which within a reasonable time is not, in its reasonable opinion, assured to it. The Warrant Agent shall not be accountable or under any duty or responsibility for the use by the Company of any of the Warrant Certificates authenticated by the Warrant Agent and delivered by it to the Company pursuant to this Agreement or for the application by the Company of the proceeds of the Warrant Certificate. The Warrant Agent shall have no duty or responsibility in case of any default by the Company in the performance of its covenants or agreements contained herein or in the Warrant Certificates or in the case of the receipt of any written demand from a Holder of a Warrant Certificate with respect to such default, including, without limiting the generality of the foregoing, any duty or responsibility to initiate or attempt to initiate any proceedings at law.

Section 15. Purchase or Consolidation or Change of Name of Warrant Agent. Any entity into which the Warrant Agent or any successor Warrant Agent may be merged or with which it may be consolidated, or any entity resulting from any merger or consolidation to which the Warrant Agent or any successor Warrant Agent shall be party, or any entity succeeding to the corporate trust business of the Warrant Agent or any successor Warrant Agent, shall be the successor to the Warrant Agent under this Agreement without the execution or filing of any paper or any further act on the part of any of the parties hereto, provided that such entity would be eligible for appointment as a successor Warrant Agent under the provisions of Section 17. In case at the time such successor Warrant Agent shall succeed to the agency created by this Agreement any of the Warrant Certificates shall have been countersigned but not delivered, any such successor Warrant Agent may adopt the countersignature of the predecessor Warrant Agent and deliver such Warrant Certificates so countersigned; and in case at that time any of the Warrant Certificates shall not have been countersigned, any successor Warrant Agent may countersign such Warrant Certificates either in the name of the predecessor Warrant Agent or in the name of the successor Warrant Agent; and in all such cases such Warrant Certificates shall have the full force provided in the Warrant Certificates and in this Agreement.

In case at any time the name of the Warrant Agent shall be changed and at such time any of the Warrant Certificates shall have been countersigned but not delivered, the Warrant Agent may adopt the countersignature under its prior name and deliver such Warrant Certificates so countersigned; and in case at that time any of the Warrant Certificates shall not have been countersigned, the Warrant Agent may countersign such Warrant Certificates either in its prior name or in its changed name; and in all such cases such Warrant Certificates shall have the full force provided in the Warrant Certificates and in this Agreement.

Section 16. Duties of Warrant Agent. The Warrant Agent undertakes the duties and obligations imposed by this Agreement upon the following terms and conditions, by all of which the Company, by its acceptance hereof, shall be bound:

(a) The Warrant Agent may consult with legal counsel (who may be legal counsel for the Company), and the opinion of such counsel shall be full and complete authorization and protection to the Warrant Agent as to any action taken or omitted by it in the absence of bad faith and in accordance with such opinion.

(b) Whenever in the performance of its duties under this Agreement the Warrant Agent shall deem it necessary or desirable that any fact or matter be proved or established by the Company prior to taking or suffering any action hereunder, such fact or matter (unless other evidence in respect thereof be herein specifically prescribed) may be deemed to be conclusively proved and established by a certificate signed by the Chief Executive Officer, Chief Financial Officer or Vice President of the Company; and such certificate shall be full authentication to the Warrant Agent for any action taken or suffered in the absence of bad faith by it under the provisions of this Agreement in reliance upon such certificate.

(c) Subject to the limitation set forth in Section 14, the Warrant Agent shall be liable hereunder only for its own gross negligence or willful misconduct (in each case a finally determined by an order of a court of competent jurisdiction).

(d) The Warrant Agent shall not be liable for or by reason of any of the statements of fact or recitals contained in this Agreement or in the Warrant Certificate (except its countersignature thereof) by the Company or be required to verify the same, but all such statements and recitals are and shall be deemed to have been made by the Company only.

(e) The Warrant Agent shall not be under any responsibility in respect of the validity of this Agreement or the execution and delivery hereof (except the due execution hereof by the Warrant Agent) or in respect of the validity or execution of any Warrant Certificate (except its countersignature thereof); nor shall it be responsible for any breach by the Company of any covenant or condition contained in this Agreement or in any Warrant Certificate; nor shall it be responsible for the adjustment of the Exercise Price or the making of any change in the number of shares of Common Stock required under the provisions of Section 11 or 13 or responsible for the manner, method or amount of any such change or the ascertaining of the existence of facts that would require any such adjustment or change (except with respect to the exercise of Warrants evidenced by the Warrant Certificates after actual notice of any adjustment of the Exercise Price); nor shall it by any act hereunder be deemed to make any representation or warranty as to the authorization or reservation of any shares of Common Stock to be issued pursuant to this Agreement or any Warrant Certificate or as to whether any shares of Common Stock will, when issued, be duly authorized, validly issued, fully paid and nonassessable.

(f) Each party hereto agrees that it will perform, execute, acknowledge and deliver or cause to be performed, executed, acknowledged and delivered all such further and other acts, instruments and assurances as may reasonably be required by the other party hereto for the carrying out or performing by any party of the provisions of this Agreement.

(g) The Warrant Agent is hereby authorized to accept instructions with respect to the performance of its duties hereunder from the Chief Executive Officer, Chief Financial Officer or Vice President of the Company, and to apply to such officers for advice or instructions in connection with its duties, and it shall not be liable and shall be indemnified and held harmless for any action taken or suffered to be taken by it in accordance with instructions of any such officer, provided Warrant Agent carries out such instructions without gross negligence or willful misconduct (in each case, as finally determined by court of competent jurisdiction.

(h) The Warrant Agent and any shareholder, director, officer or employee of the Warrant Agent may buy, sell or deal in any of the Warrants or other securities of the Company or become pecuniarily interested in any transaction in which the Company may be interested, or contract with or lend money to the Company or otherwise act as fully and freely as though it were not Warrant Agent under this Agreement. Nothing herein shall preclude the Warrant Agent from acting in any other capacity for the Company or for any other legal entity.

(i) The Warrant Agent may execute and exercise any of the rights or powers hereby vested in it or perform any duty hereunder either itself or by or through its attorney or agents, and the Warrant Agent shall not be answerable or accountable for any act, default, neglect or misconduct of any such attorney or agents or for any loss to the Company resulting from any such act, default, neglect or misconduct absent gross negligence or bad faith in the selection and continued employment thereof (which gross negligence or bad faith must be determined by a final, non-appealable judgment of a court of competent jurisdiction).

Section 17. Change of Warrant Agent. The Warrant Agent may resign and be discharged from its duties under this Agreement upon 30 days’ notice in writing sent to the Company and to each transfer agent of the Common Stock, and to the Holders of the Warrant Certificates. The Company may remove the Warrant Agent or any successor Warrant Agent upon 30 days’ notice in writing, sent to the Warrant Agent or successor Warrant Agent, as the case may be, and to each transfer agent of the Common Stock, and to the Holders of the Warrant Certificates. If the Warrant Agent shall resign or be removed or shall otherwise become incapable of acting, the Company shall appoint a successor to the Warrant Agent. If the Company shall fail to make such appointment within a period of 30 days after such removal or after it has been notified in writing of such resignation or incapacity by the resigning or incapacitated Warrant Agent or by the Holder of a Warrant Certificate (who shall, with such notice, submit his Warrant Certificate for inspection by the Company), then the Holder of any Warrant Certificate may apply to any court of competent jurisdiction for the appointment of a new Warrant Agent, provided that, for purposes of this Agreement, the Company shall be deemed to be the Warrant Agent until a new warrant agent is appointed. Any successor Warrant Agent, whether appointed by the Company or by such a court, shall be an entity organized and doing business under the laws of the United States or of a state thereof, in good standing, which is authorized under such laws to exercise corporate trust powers and is subject to supervision or examination by federal or state authority and which has at the time of its appointment as Warrant Agent a combined capital and surplus of at least $50,000,000. After appointment, the successor Warrant Agent shall be vested with the same powers, rights, duties and responsibilities as if it had been originally named as Warrant Agent without further act or deed; but the predecessor Warrant Agent shall deliver and transfer to the successor Warrant Agent any property at the time held by it hereunder, and execute and deliver any further assurance, conveyance, act or deed necessary for the purpose at no additional cost or liability to the predecessor Warrant Agent. Not later than the effective date of any such appointment, the Company shall file notice thereof in writing with the predecessor Warrant Agent and each transfer agent of the Common Stock, and mail a notice thereof in writing to the Holders of the Warrant Certificates. However, failure to give any notice provided for in this Section 17, or any defect therein, shall not affect the legality or validity of the resignation or removal of the Warrant Agent or the appointment of the successor Warrant Agent, as the case may be.

Section 18. Issuance of New Warrant Certificates. Notwithstanding any of the provisions of this Agreement or of the Warrants to the contrary, the Company may, at its option, issue new Warrant Certificates evidencing Warrants in such form as may be approved by its Board of Directors to reflect any adjustment or change in the Exercise Price per share and the number or kind or class of shares of stock or other securities or property purchasable under the several Warrant Certificates made in accordance with the provisions of this Agreement.

Section 19. Notices. Notices or demands authorized by this Agreement to be given or made (i) by the Warrant Agent or by the Holder of any Warrant Certificate to or on the Company, (ii) subject to the provisions of Section 17, by the Company or by the Holder of any Warrant Certificate to or on the Warrant Agent or (iii) by the Company or the Warrant Agent to the Holder of any Warrant Certificate shall be deemed given (a) on the date delivered, if delivered personally, (b) on the first Business Day following the deposit thereof with Federal Express or another recognized overnight courier, if sent by Federal Express or another recognized overnight courier, (c) on the fourth Business Day following the mailing thereof with postage prepaid, if mailed by registered or certified mail (return receipt requested), and (d) the date of transmission, if such notice or communication is delivered via facsimile or email attachment at or prior to 5:30 p.m. (New York City time) on a Business Day and (e) the next Business Day after the date of transmission, if such notice or communication is delivered via facsimile or email attachment on a day that is not a Business Day or later than 5:30 p.m. (New York City time) on any Business Day, in each case to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a) If to the Company, to:

Benitec Biopharma Inc.

3940 Trust Way

Hayward, CA 94545

P: +61 (0)3 8692-7222

Attention: Jerel Banks, Chief Executive Officer

Megan Boston, Executive Director

(b) If to the Warrant Agent, to:

Computershare Trust Company, N.A.

150 Royall Street

Canton, MA 02021

Attention: Client Services

For any notice delivered by email to be deemed given or made, such notice must be followed by notice sent by overnight courier service to be delivered on the next business day following such email, unless the recipient of such email has acknowledged via return email receipt of such email.

(c) If to the Holder of any Warrant Certificate to the address of such Holder as shown on the registry books of the Company. Any notice required to be delivered by the Company to the Holder of any Warrant may be given by the Warrant Agent on behalf of the Company. Notwithstanding any other provision of this Agreement, where this Agreement provides for notice of any event to a Holder of any Warrant, such notice shall be sufficiently given if given to the Depositary (or its designee) pursuant to the procedures of the Depositary or its designee.

Section 20. Supplements and Amendments.

(a) The Company and the Warrant Agent may from time to time supplement or amend this Agreement without the approval of any Holders of Global Warrants in order to add to the covenants and agreements of the Company for the benefit of the Holders of the Global Warrants or to surrender any rights or power reserved to or conferred upon the Company in this Agreement, provided that such cure, addition or surrender shall not adversely affect the interests of the Holders of the Global Warrants or Warrant Certificates in any material respect.

(b) In addition to the foregoing, with the consent of Holders of Warrants entitled, upon exercise thereof, to receive not less than a majority of the shares of Common Stock issuable thereunder, the Company and the Warrant Agent may modify this Agreement for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of this Warrant Agreement or modifying in any manner the rights of the Holders of the Global Warrants; provided, however, that no modification of the terms (including but not limited to the adjustments described in Section 11) upon which the Warrants are exercisable or the rights of holders of Warrants to receive liquidated damages or other payments in cash from the Company or reducing the percentage required for consent to modification of this Agreement may be made without the consent of the Holder of each outstanding Warrant Certificate affected thereby; provided further, however, that no amendment hereunder shall affect any terms of any Warrant Certificate issued in a Warrant Exchange. As a condition precedent to the Warrant Agent’s execution of any amendment, the Company shall deliver to the Warrant Agent a certificate from a duly authorized officer of the Company that states that the proposed amendment complies with the terms of this Section 20. Notwithstanding anything in this Warrant Agreement to the contrary, the Warrant Agent shall not be required to execute any supplement or amendment to this Warrant Agreement that it has determined would adversely affect its own rights, duties, obligations or immunities under this Warrant Agreement. No amendment to this Agreement shall be effective unless duly executed by the Warrant Agent and the Company.

Section 21. Successors. All covenants and provisions of this Agreement by or for the benefit of the Company or the Warrant Agent shall bind and inure to the benefit of their respective successors and assigns hereunder.

Section 22. Benefits of this Agreement. Nothing in this Agreement shall be construed to give any Person other than the Company, the Holders of Warrant Certificates and the Warrant Agent any legal or equitable right, remedy or claim under this Agreement. This Agreement shall be for the sole and exclusive benefit of the Company, the Warrant Agent and the Holders of the Warrant Certificates.

Section 23. Governing Law. This Agreement and each Warrant Certificate and Global Warrant issued hereunder shall be governed by, and construed in accordance with, the laws of the State of New York, without giving effect to the conflicts of law principles thereof.

Section 24. Counterparts. This Agreement may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

Section 25. Captions. The captions of the sections of this Agreement have been inserted for convenience only and shall not control or affect the meaning or construction of any of the provisions hereof.

Section 26. Information. The Company agrees to promptly provide to the Holders of the Warrants any information it provides to the holders of the Common Stock, except to the extent any such information is publicly available on the EDGAR system (or any successor thereof) of the Securities and Exchange Commission.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

BENITEC BIOPHARMA INC.

By:
Name:
Title:

By:
Name:
Title:

COMPUTERSHARE TRUST COMPANY, N.A.

By:
Name:
Title:

Exhibit 1

Form of Series 1 Warrant Certificate

Exhibit 2

Form of Series 2 Warrant Certificate

Exhibit 3

Form of Warrant Certificate Request Notice

WARRANT CERTIFICATE REQUEST NOTICE

To: Computershare Trust Company, N.A., as Warrant Agent for Benitec Biopharma Inc. (the “Company”)

The undersigned Holder of Common Stock Purchase Warrants (“Warrants”) in the form of Global Warrants issued by the Company hereby elects to receive a Warrant Certificate evidencing the Warrants held by the Holder as specified below:

1.	Name of Holder of Warrants in form of Global Warrants: _____________________________

2.	Name of Holder in Warrant Certificate (if different from name of Holder of Warrants in form of Global Warrants): __________________

3.	Number of Warrants in name of Holder in form of Global Warrants: ___________________

4.	Number of Warrants for which Warrant Certificate shall be issued: __________________

5.	Number of Warrants in name of Holder in form of Global Warrants after issuance of Warrant Certificate, if any: ___________

6.	Warrant Certificate shall be delivered to the following address:

The undersigned hereby acknowledges and agrees that, in connection with this Warrant Exchange and the issuance of the Warrant Certificate, the Holder is deemed to have surrendered the number of Warrants in form of Global Warrants in the name of the Holder equal to the number of Warrants evidenced by the Warrant Certificate.

[SIGNATURE OF HOLDER]

Name of Investing Entity: ____________________________________________________

Signature of Authorized Signatory of Investing Entity: ______________________________

Name of Authorized Signatory: ________________________________________________

Title of Authorized Signatory: _________________________________________________

Date: _______________________________________________________________

Exhibit 4

Form of Global Warrant Request Notice

GLOBAL WARRANT REQUEST NOTICE

To: Computershare Trust Company, N.A., as Warrant Agent for Benitec Biopharma Inc. (the “Company”)

The undersigned Holder of Common Stock Purchase Warrants (“Warrants”) in the form of Warrants Certificates issued by the Company hereby elects to receive a Global Warrant evidencing the Warrants held by the Holder as specified below:

1.	Name of Holder of Warrants in form of Warrant Certificates: _____________________________

2.	Name of Holder in Global Warrant (if different from name of Holder of Warrants in form of Warrant Certificates): __________________

3.	Number of Warrants in name of Holder in form of Warrant Certificates: ___________________

4.	Number of Warrants for which Global Warrant shall be issued: __________________

5.	Number of Warrants in name of Holder in form of Warrant Certificates after issuance of Global Warrant, if any: ___________

6.	Global Warrant shall be delivered to the following address:

The undersigned hereby acknowledges and agrees that, in connection with this Global Warrant Exchange and the issuance of the Global Warrant, the Holder is deemed to have surrendered the number of Warrants in form of Warrant Certificates in the name of the Holder equal to the number of Warrants evidenced by the Global Warrant.

[SIGNATURE OF HOLDER]

Name of Investing Entity: ____________________________________________________

Signature of Authorized Signatory of Investing Entity: ______________________________

Name of Authorized Signatory: ________________________________________________

Title of Authorized Signatory: _________________________________________________

Date: _______________________________________________________________

Exhibit 5

Warrant Agent Fee Schedule